Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS A 12 PERCENT INCREASE IN NET EARNINGS FOR THE
THIRD FISCAL QUARTER OF 2008
NEW ORLEANS, LA September 9, 2008 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the fiscal quarter ended July 31, 2008.
The Company reported a 25 percent increase in diluted earnings per share from continuing operations to $.10 per share for the quarter ended July 31, 2008 from $.08 per share for the same period of last year. After taking into account several unusual items in the third quarter of fiscal 2007, the Company reported a 43 percent increase in adjusted diluted earnings per share to $.10 per share for the quarter ended July 31, 2008 from $.07 per share for the same period of last year. See table under “Reconciliation of Non-GAAP Financial Measures” for further information on adjusted diluted earnings per share and adjusted net earnings from continuing operations.
Net earnings for the quarter ended July 31, 2008 increased 12 percent to $9.1 million compared to $8.1 million for the quarter ended July 31, 2007. Net earnings from continuing operations for the quarter ended July 31, 2008 increased 11 percent to $9.1 million compared to $8.2 million for the quarter ended July 31, 2007. Adjusted net earnings from continuing operations for the quarter ended July 31, 2008 increased 18 percent to $9.3 million from $7.9 million for the same period of last year.
Thomas J. Crawford, President and Chief Executive Officer, stated, “We are pleased with our third quarter which produced increases in revenue, margin dollars and margin as a percent of sales for both our funeral and cemetery operations. We are very pleased with the dedication of our employees in embracing the ‘Best in Class’ and continuous improvement initiatives as both are producing positive results. The evidence of our enthusiasm is manifest in the financial results for the quarter where a 2 percent growth in revenue generated a 6 percent increase in gross profit, a 9 percent growth in operating earnings and an increase in pretax earnings from continuing operations of 20 percent. We are providing a solid base for continued growth and are excited for the opportunities we see to further improve the performance of the Company.”
Mr. Crawford concluded, “Through the first nine months we have grown our year-to-date pre-tax earnings from continuing operations by 5 percent and produced strong cash flow of $52 million. Additionally, we repurchased 6.6 million shares of Stewart Enterprises’ common stock for $48.4 million and returned $7.1 million to our shareholders through the payment of dividends. We are committed to building a solid platform for growth by further capitalizing on the tremendous opportunities that exist from our ‘Best in Class’ and continuous improvement initiatives.”

Third Quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $1.6 million, or 2.4 percent, to $68.5 million.

•	The Company’s same-store funeral operations achieved a 2.3 percent increase in average revenue per traditional funeral service and a 6.3 percent increase in average revenue per cremation service due primarily to the continued refinement of funeral packages and pricing. These increases along with a quarter-over-quarter increase in funeral trust earnings resulted in an increase in the same-store average revenue per funeral service of 3.5 percent.

•	The cremation rate for the Company’s same-store operations decreased slightly to 39.7 percent for the third quarter of 2008 compared to 39.8 percent for the third quarter of 2007.

•	The Company’s same-store funeral services performed decreased 1.2 percent, or 174 events, to 13,911 events.

•	Net preneed funeral sales increased 5.6 percent during the third quarter of 2008 compared to the third quarter of 2007, despite current economic conditions. Preneed funeral sales are deferred until a future period and have no impact on current revenue.

•	Funeral gross profit increased $0.7 million, or 4.9 percent, to $15.0 million for the third quarter of 2008 compared to $14.3 million for the same period of 2007, primarily due to the increase in revenue, as noted above. Funeral gross profit margin increased 50 basis points to 21.9 percent for the third quarter of 2008 from 21.4 percent for the same period of 2007.
CEMETERY
•	Cemetery revenue increased $1.2 million, or 2.0 percent, to $61.9 million for the third quarter of 2008. This increase is due primarily to a $1.4 million increase in construction on various cemetery projects and a $0.8 million increase in cemetery merchandise delivered and services performed. These increases were partially offset by a $1.2 million, or 4.4 percent, decrease in cemetery property sales, net of discounts, due in part to current economic conditions.

•	Cemetery gross profit increased $0.8 million, or 6.6 percent, to $13.0 million for the third quarter of 2008 compared to $12.2 million for the same period of 2007. The increase in gross profit is primarily due to the increase in revenue, as discussed above. Cemetery gross profit margin increased 90 basis points to 21.0 percent for the third quarter of 2008 from 20.1 percent for the same period of 2007.
OTHER
•	The Company incurred $0.3 million in hurricane related charges in the third quarter of fiscal 2008 primarily due to legal costs associated with ongoing litigation. The Company incurred $0.2 million in hurricane related charges for the third quarter of fiscal 2007 primarily due to repairs at locations damaged by Hurricane Katrina. The Company has been unable to finalize its negotiations with its carriers related to damages caused by Hurricane Katrina. Accordingly, in August 2007, the Company initiated litigation to pursue resolution. The trial date has been set for December 1, 2008.

•	Interest expense decreased $0.2 million to $6.0 million during the third quarter of 2008 due to a 118 basis point decrease in the average rate primarily related to the issuance of the $250.0 million of senior convertible notes in fiscal year 2007. The senior convertible notes carry an average interest rate of 3.25 percent.

•	Investment and other income, net, decreased $0.2 million to $0.6 million due primarily to a decrease in the average rate earned on the Company’s cash balances from 4.83 percent in the third quarter of 2007 to 1.42 percent in the third quarter of 2008.

•	As a result of the $250.0 million senior convertible note transaction in June 2007, the Company recorded a charge for the loss on early extinguishment of debt of $0.7 million during the third quarter of 2007.

•	The effective tax rate for continuing operations for the quarter ended July 31, 2008 was 37.0 percent compared to 31.9 percent for the same period in 2007. The reduced rate in 2007 was primarily due to a tax benefit of $0.8 million attributable to the completion of an audit by the Commonwealth of Puerto Rico for tax periods 1999, 2000 and 2001. The effective tax rate for 2007 exclusive of the tax benefit would have been 38.5 percent, which is more comparable to the 2008 tax rate.

•	The Company’s weighted average diluted shares outstanding decreased to 92.4 million shares for the quarter ended July 31, 2008 compared to 102.7 million shares for the same period in 2007. The decrease is primarily due to the Company’s stock repurchase program in which the Company has repurchased $48.4 million, or 6.6 million shares, of the Company’s Class A common stock in the current fiscal year, yielding a positive impact on the Company’s earnings per share. In June 2008, the Company announced an increase in the stock repurchase program from $50.0 million to $75.0 million leaving the Company with $26.6 million available under the current program.

•	On September 1, 2008, Hurricane Gustav made landfall in southern Louisiana. The Company’s Corporate Headquarters and its New Orleans funeral homes and cemeteries sustained minor damages and were able to restore operations shortly thereafter.

•	As previously disclosed, during the third quarter of fiscal 2008, Service Corporation International (“SCI”) made proposals to acquire all of the Company’s stock for cash. In a letter dated July 21, 2008, SCI offered $11.00 per share in cash for all of the Company’s outstanding shares, subject to the negotiation of mutually satisfactory definitive written agreements and the completion of certain limited, confirmatory due diligence. The Company’s Board of Directors unanimously approved the formation of a committee of independent directors (the “Independent Committee”) to evaluate alternatives available to the Company to maximize shareholder value. The Independent Committee has commenced the process of working with its advisors and management to collect information and analyze all strategic alternatives available to the Company. Neither the Independent Committee nor the Board intends to provide any update with respect to the Independent Committee’s review of potential strategic alternatives until the Board has approved a definitive course of action.
Year to Date Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $6.5 million, or 3.1 percent, to $218.9 million.

•	The Company’s same-store funeral services performed increased 1.4 percent, or 614 events, to 45,126 events.

•	The Company’s same-store funeral operations achieved a 1.9 percent increase in average revenue per traditional funeral service and a 3.2 percent increase in average revenue per cremation service due primarily to the continued refinement of funeral packages and pricing. These increases were offset by a shift in mix to lower-priced cremation services resulting in an overall increase in the same-store average revenue per funeral service, including trust earnings, of 2.3 percent.

•	The cremation rate for the Company’s same-store operations was 39.9 percent for the first nine months of fiscal 2008 compared to 39.2 percent for the first nine months of fiscal 2007.

•	Net preneed funeral sales decreased 3.6 percent during the first nine months of 2008 compared to the same period of 2007, due in part to current economic conditions. Preneed funeral sales are deferred until a future period and have no impact on current revenue.

•	Funeral gross profit increased $3.6 million to $55.6 million for the first nine months of 2008 compared to $52.0 million for the same period of 2007 primarily due to the increase in revenue, as noted above. Funeral gross profit margin increased 90 basis points to 25.4 percent for the first nine months of 2008 from 24.5 percent for the same period of 2007.

CEMETERY
•	Cemetery revenue decreased $5.4 million, or 2.9 percent, to $178.7 million for the first nine months of 2008. This decrease is due primarily to a $4.3 million decrease in construction on various cemetery projects. In the prior year, the Company experienced growth due to focused efforts to reduce the production backlog in existing cemetery projects. The Company also experienced a $4.2 million, or 5.0 percent, decrease in cemetery property sales, net of discounts, due in part to current economic conditions. The decreases were partially offset by a $2.5 million, or 3.7 percent, increase in cemetery merchandise delivered and services performed.

•	Cemetery gross profit decreased $3.2 million to $35.1 million for the first nine months of 2008 compared to $38.3 million for the same period of 2007. The decrease in gross profit is primarily due to the decrease in revenue, as discussed above. Cemetery gross profit margin decreased by 120 basis points to 19.6 percent for the first nine months of 2008 from 20.8 percent for the same period of 2007.
OTHER
•	Corporate general and administrative expenses increased $1.1 million to $24.2 million for the nine month period of fiscal 2008. The increase was primarily due to a $1.5 million increase in costs related to the continuous improvement initiative that began in the first quarter of 2008 and a $1.4 million increase in information technology costs due in part to the implementation of new business systems and a web development project in the current year. The increases were partially offset by a $1.1 million decrease in professional fees and a $0.9 million decrease in depreciation expense for the year due to the accelerated depreciation in the prior year of the Company’s previous computer software systems associated with the implementation of the new business systems in the prior year.

•	The Company incurred $0.4 million in hurricane related charges in the first nine months of fiscal 2008 primarily due to legal costs associated with ongoing litigation. The Company incurred $2.3 million ($1.5 million after tax, or $.01 per diluted share) in hurricane related charges for the same period of 2007 primarily due to repairs at locations damaged by Hurricane Katrina. The Company has been unable to finalize its negotiations with its carriers related to damages caused by Hurricane Katrina. Accordingly, in August 2007, the Company initiated litigation to pursue resolution. The trial date has been set for December 1, 2008.

•	Interest expense decreased $1.3 million to $18.0 million during the first nine months of fiscal 2008 due to a 174 basis point decrease in the average rate primarily related to the issuance of the $250.0 million of senior convertible notes in fiscal year 2007. The senior convertible notes carry an average interest rate of 3.25 percent.

•	Investment and other income, net, decreased $0.7 million to $1.7 million due primarily to a decrease in the average rate earned on the Company’s cash balances from 4.82 percent in the first nine months of fiscal year 2007 to 2.08 percent for the first nine months of fiscal year 2008.

•	Other operating income, net, decreased $0.7 million to $0.8 million for the nine months ended July 31, 2008. The decrease is primarily due to the sale of excess cemetery property and proceeds related to the sale of an investment during the nine months ended July 31, 2007.

•	As a result of the $250.0 million senior convertible note transaction in June 2007, the Company recorded a charge for the loss on early extinguishment of debt of $0.7 million during the first nine months of 2007.

•	The Company recorded $0.6 million in separation charges during the nine months ended July 31, 2007 primarily related to separation pay of a former executive officer who retired in the first quarter of 2007.

•	The effective tax rate for continuing operations for the nine months ended July 31, 2008 was 37.0 percent compared to 29.4 percent for the same period in 2007. The reduced rate in 2007 was primarily due to a tax benefit of $3.4 million resulting from the utilization of a capital loss carryforward, which was not previously recorded because the Company was uncertain it could generate sufficient capital gain income prior to its expiration at the end of fiscal 2007. The Company also recorded a tax benefit of $0.8 million in the nine months ended July 31, 2007 attributable to the completion of an audit by the Commonwealth of Puerto Rico for tax periods 1999, 2000 and 2001. The effective tax rate for 2007 exclusive of these tax benefits would have been 38.1 percent, which is more comparable to the 2008 tax rate and higher than the statutory tax rate of 35.0 percent. The difference between the effective tax rate and the statutory rate is primarily due to a percentage increase caused by state income taxes offset by a percentage decrease caused by a dividend exclusion.

•	The Company’s weighted average diluted shares outstanding decreased to 94.7 million shares for the nine months ended July 31, 2008 compared to 104.4 million shares for the same period in 2007. The decrease is primarily due to the Company’s stock repurchase program in which the Company has repurchased $48.4 million, or 6.6 million shares, of the Company’s Class A common stock in the current fiscal year, yielding a positive impact on the Company’s earnings per share. In June 2008, the Company announced an increase in the stock repurchase program from $50.0 million to $75.0 million leaving the Company with $26.6 million available under the current program.
Depreciation and Amortization
•	Depreciation and amortization from continuing operations and total operations was $7.2 million for the third quarter of 2008 compared to $6.8 million for the third quarter of 2007.

•	Depreciation and amortization from continuing operations was $21.2 million for the first nine months of fiscal year 2008 and $19.8 million for the same period of 2007. Depreciation and amortization from total operations was $21.2 million for the first nine months of fiscal year 2008 and $20.0 million for the same period of 2007.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the third quarter of fiscal year 2008 was $23.9 million compared to $22.3 million for the same period of last year due in part to a reduction in the tax payments made during the third quarter of 2008 compared to the same period of 2007. The Company paid $3.4 million in net tax payments in the third quarter of 2007 compared to $1.1 million in net tax payments in the third quarter of 2008.

•	Cash flow provided by operating activities for the first nine months of 2008 was $52.3 million compared to $54.8 million for the same period of last year. The decrease is primarily due to $3.2 million of business interruption insurance proceeds and $1.5 million of insurance proceeds, net of expenses, related to Hurricane Katrina, received in fiscal year 2007. In addition, the Company paid $9.0 million in net tax payments in the first nine months of 2007 compared to net tax payments of $11.8 million in the first nine months of 2008.

•	Recurring free cash flow was $18.7 million during the third quarter of 2008 compared to $18.2 million for the third quarter of 2007. See table under “Reconciliation of Non-GAAP Financial Measures” for further information on recurring free cash flow.

•	Recurring free cash flow was $40.3 million for the first nine months of fiscal year 2008 compared to $41.8 million for the same period of last year.

•	During the third quarter of 2008, the Company paid $2.3 million, or $.025 per share, in dividends compared to $2.5 million, or $.025 per share, paid in the third quarter of 2007.

•	During the first nine months of 2008, the Company paid $7.1 million, or $.075 per share, in dividends compared to $7.7 million, or $.075 per share, paid in the first nine months of 2007.

•	As of July 31, 2008, the Company had outstanding debt of $450.1 million and cash on hand of $48.7 million, or net debt of $401.4 million.

•	During the first nine months of 2008, the Company has repurchased 6.6 million shares for approximately $48.4 million under the Board approved stock repurchase program. In June 2008, the Company announced an increase in the stock repurchase program from $50.0 million to $75.0 million leaving the Company with $26.6 million available under the program.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the quarter ended July 31, 2008, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of (6.7) percent, and its perpetual care trust funds experienced a total return of (6.9) percent.

•	For the last three years ended July 31, 2008, the Company’s preneed funeral and cemetery merchandise trust funds experienced an annual total average return of 1.5 percent, and its perpetual care trust funds experienced a total return of 1.0 percent.

•	For the last five years ended July 31, 2008, the Company’s preneed funeral and cemetery merchandise trust funds experienced an annual total average return of 4.2 percent, and its perpetual care trust funds experienced a total return of 3.5 percent.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 221 funeral homes and 139 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss third quarter results on September 10, 2008 at 10 a.m. Central Standard Time. The teleconference dial-in number is 888-724-9504. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 913-312-1458. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using pass code 7264124 until September 17, 2008, at 10:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until October 10, 2008.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended July 31,
	2008	2007
Revenues:
Funeral	$68,558	$66,914
Cemetery	61,870	60,665

	130,428	127,579

Costs and expenses:
Funeral	53,524	52,589
Cemetery	48,906	48,481

	102,430	101,070

Gross profit	27,998	26,509
Corporate general and administrative expenses	(8,188)	(8,343)
Hurricane related charges, net	(341)	(210)
Separation charges	—	(48)
Gains on dispositions and impairment (losses), net	25	(46)
Other operating income, net	407	290

Operating earnings	19,901	18,152
Interest expense	(6,000)	(6,222)
Loss on early extinguishment of debt	—	(677)
Investment and other income, net	593	810

Earnings from continuing operations before income taxes	14,494	12,063
Income taxes	5,365	3,853

Earnings from continuing operations	9,129	8,210

Discontinued operations:
Loss from discontinued operations before income taxes	—	(138)
Income tax benefit	—	(51)

Loss from discontinued operations	—	(87)

Net earnings	$9,129	$8,123

Basic earnings per common share:
Earnings from continuing operations	$.10	$.08
Earnings from discontinued operations	—	—

Net earnings	$.10	$.08

Diluted earnings per common share:
Earnings from continuing operations	$.10	$.08
Earnings from discontinued operations	—	—

Net earnings	$.10	$.08

Weighted average common shares outstanding (in thousands):
Basic	92,203	102,479

Diluted	92,414	102,714

Dividends declared per common share	$.025	$.025

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2008	2007
Revenues:
Funeral	$218,862	$212,410
Cemetery	178,658	184,043

	397,520	396,453

Costs and expenses:
Funeral	163,260	160,415
Cemetery	143,558	145,757

	306,818	306,172

Gross profit	90,702	90,281
Corporate general and administrative expenses	(24,226)	(23,129)
Hurricane related charges, net	(351)	(2,343)
Separation charges	—	(580)
Gains on dispositions and impairment (losses), net	153	44
Other operating income, net	753	1,441

Operating earnings	67,031	65,714
Interest expense	(17,981)	(19,274)
Loss on early extinguishment of debt	—	(677)
Investment and other income, net	1,670	2,427

Earnings from continuing operations before income taxes	50,720	48,190
Income taxes	18,766	14,191

Earnings from continuing operations	31,954	33,999

Discontinued operations:
Loss from discontinued operations before income taxes	—	(519)
Income tax benefit	—	(198)

Loss from discontinued operations	—	(321)

Net earnings	$31,954	$33,678

Basic earnings per common share:
Earnings from continuing operations	$.34	$.32
Earnings from discontinued operations	—	—

Net earnings	$.34	$.32

Diluted earnings per common share:
Earnings from continuing operations	$.34	$.32
Earnings from discontinued operations	—	—

Net earnings	$.34	$.32

Weighted average common shares outstanding (in thousands):
Basic	94,504	104,215

Diluted	94,676	104,384

Dividends declared per common share	$.075	$.075

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	July 31,	October 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$48,693	$71,545
Marketable securities	38	262
Receivables, net of allowances	78,248	60,615
Inventories	35,900	36,061
Prepaid expenses	8,927	6,355
Deferred income taxes, net	8,479	8,621

Total current assets	180,285	183,459
Receivables due beyond one year, net of allowances	69,802	83,608
Preneed funeral receivables and trust investments	439,821	515,053
Preneed cemetery receivables and trust investments	223,293	255,679
Goodwill	273,188	273,286
Cemetery property, at cost	377,137	374,800
Property and equipment, at cost:
Land	43,767	43,767
Buildings	317,035	310,968
Equipment and other	175,919	164,246

	536,721	518,981
Less accumulated depreciation	230,580	213,063

Net property and equipment	306,141	305,918
Deferred income taxes, net	181,060	192,859
Cemetery perpetual care trust investments	207,425	236,503
Other assets	17,302	17,809

Total assets	$2,275,454	$2,438,974

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	July 31,	October 31,
	2008	2007
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$27	$198
Accounts payable	23,286	26,606
Accrued payroll and other benefits	16,376	16,316
Accrued insurance	21,939	21,252
Accrued interest	6,589	5,576
Other current liabilities	15,461	17,958
Income taxes payable	1,131	4,177

Total current liabilities	84,809	92,083
Long-term debt, less current maturities	450,097	450,115
Deferred preneed funeral revenue	250,482	256,603
Deferred preneed cemetery revenue	279,855	284,507
Non-controlling interest in funeral and cemetery trusts	581,686	683,052
Other long-term liabilities	19,749	13,869

Total liabilities	1,666,678	1,780,229

Commitments and contingencies
Non-controlling interest in perpetual care trusts	205,636	235,427

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 88,681,765 and 94,865,387 shares at July 31, 2008 and October 31, 2007, respectively	88,682	94,865
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at July 31, 2008 and October 31, 2007; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	538,778	583,789
Accumulated deficit	(227,903)	(258,902)
Accumulated other comprehensive income:
Unrealized appreciation of investments	28	11

Total accumulated other comprehensive income	28	11

Total shareholders’ equity	403,140	423,318

Total liabilities and shareholders’ equity	$2,275,454	$2,438,974

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2008	2007
Cash flows from operating activities:
Net earnings	$31,954	$33,678
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Gains) on dispositions and impairment losses, net	(153)	514
Depreciation and amortization	21,188	20,033
Provision for doubtful accounts	5,742	6,934
Share-based compensation	1,431	1,146
Loss on early extinguishment of debt	—	677
Excess tax benefits from share-based payment arrangements	(171)	(108)
Provision for deferred income taxes	5,844	5,062
Other	973	1,160
Changes in assets and liabilities:
(Increase) decrease in receivables	(3,902)	1,652
Increase in prepaid expenses	(2,574)	(3,193)
Increase in inventories and cemetery property	(2,072)	(2,261)
Decrease in accounts payable and accrued expenses	(477)	(6,545)
Net effect of preneed funeral production and maturities:
(Increase) decrease in preneed funeral receivables and trust investments	7,711	(665)
Decrease in deferred preneed funeral revenue	(5,767)	(5,260)
Increase (decrease) in funeral non-controlling interest	(5,395)	3,247
Net effect of preneed cemetery production and deliveries:
Increase in preneed cemetery receivables and trust investments	(52)	(2,710)
Decrease in deferred preneed cemetery revenue	(4,652)	(7,884)
Increase in cemetery non-controlling interest	3,712	9,238
Increase (decrease) in other	(1,087)	84

Net cash provided by operating activities	52,253	54,799

Cash flows from investing activities:
Proceeds from sales of marketable securities	20,219	—
Purchases of marketable securities	(19,955)	(148)
Proceeds from sale of assets, net	358	1,645
Purchase of subsidiaries and other investments, net of cash acquired	(1,378)	(6,134)
Insurance proceeds related to hurricane damaged properties	—	1,400
Additions to property and equipment	(20,370)	(23,120)
Other	75	56

Net cash used in investing activities	(21,051)	(26,301)

Cash flows from financing activities:
Proceeds from long-term debt	—	250,000
Repayments of long-term debt	(190)	(176,461)
Debt issue costs	—	(5,572)
Proceeds from sale of common stock warrants	—	43,850
Issuance of common stock	1,659	2,521
Purchase of call options	—	(60,000)
Purchase and retirement of common stock	(48,627)	(64,201)
Dividends	(7,067)	(7,724)
Excess tax benefits from share-based payment arrangements	171	108

Net cash used in financing activities	(54,054)	(17,479)

Net increase (decrease) in cash	(22,852)	11,019
Cash and cash equivalents, beginning of period	71,545	43,870

Cash and cash equivalents, end of period	$48,693	$54,889

Supplemental cash flow information:
Cash paid during the period for:
Income taxes, net	$11,767	$9,044
Interest	$15,799	$18,096
Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$923	$1,028
Issuance of restricted stock, net of forfeitures	$260	$4,186

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2008 AND 2007
(Unaudited)
The Company recorded several items during the three and nine months ended July 31, 2008 and 2007 that impacted earnings including hurricane related charges, separation pay, early extinguishment of debt and tax benefits. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items, which are not comparable from one period to the next.

	Three Months Ended July 31,				Nine Months Ended July 31,
Adjusted Balances are Net of Tax	2008		2007		2008		2007
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings	$9.1	$.10	$8.1	$.08	$32.0	$.34	$33.7	$.32
Add: Loss from discontinued operations	—	—	0.1	—	—	—	0.3	—

Earnings from continuing operations	$9.1	$.10	$8.2	$.08	$32.0	$.34	$34.0	$.32
Add: Hurricane related charges, net	0.2	—	0.1	—	0.2	—	1.5	.01
Add: Separation charges	—	—	—	—	—	—	0.4	—
Add: Loss on early extinguishment of debt	—	—	0.4	—	—	—	0.4	—
Subtract: Tax benefit	—	—	(0.8)	(.01)	—	—	(4.2)	(.04)

Adjusted earnings from continuing operations	$9.3	$.10	$7.9	$.07	$32.2	$.34	$32.1	$.29

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2008 AND 2007
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Recurring free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures and specified items not expected to recur. Management believes that free cash flow and recurring free cash flow are useful measures of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow and recurring free cash flow) and free cash flow and between net cash provided by operating activities and recurring free cash flow for the three and nine months ended July 31, 2008 and 2007:

	Three Months Ended		Nine Months Ended
Free Cash Flow	July 31,		July 31,
(Dollars in millions)	2008	2007	2008	2007
Net cash provided by operating activities (1)	$23.9	$22.3	$52.3	$54.8
Less: Maintenance capital expenditures	(5.2)	(4.3)	(12.4)	(11.5)

Free cash flow	$18.7	$18.0	$39.9	$43.3

Net cash provided by operating activities	$23.9	$22.3	$52.3	$54.8
Add (Subtract): Net cash outflows (inflows) from insurance proceeds and expenditures recorded related to Hurricane Katrina	—	0.2	0.4	(1.5)

Adjusted cash provided by operating activities	23.9	22.5	52.7	53.3
Less: Maintenance capital expenditures	(5.2)	(4.3)	(12.4)	(11.5)

Recurring free cash flow (2)	$18.7	$18.2	$40.3	$41.8

(1)	Net cash provided by operating activities for the first nine months of fiscal 2008 decreased $2.5 million from $54.8 million for the first nine months of 2007 to $52.3 million for the first nine months of 2008 primarily due to $3.2 million of business interruption insurance proceeds and $1.5 million of insurance proceeds, net of expenses, related to Hurricane Katrina, received in fiscal year 2007. In addition, the Company paid $9.0 million in net tax payments in the first nine months of 2007 compared to net tax payments of $11.8 million in the first nine months of 2008.

(2)	Recurring free cash flow decreased $1.5 million from $41.8 million for the first nine months of fiscal year 2007 to $40.3 million for the first nine months of 2008. The decrease in recurring free cash flow is primarily due to $3.2 million of business interruption insurance proceeds received in fiscal year 2007. In addition, the Company paid $9.0 million in net tax payments in the first nine months of 2007 compared to net tax payments of $11.8 million in the first nine of 2008.

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects on revenue due to the changes in the number of deaths in our markets and decline in funeral call volume;

•	effects on at-need and preneed sales of a weakening economy;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	potential continuing uncertainty resulting from the recent Service Corporation International acquisition proposal and related matters that may adversely affect our business and cause volatility in the trading price of our common stock;

•	risk of loss due to hurricanes;

•	effects of the call options we purchased and the warrants we sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on our common stock;

•	possible adverse outcomes of pending class action lawsuits and the continuing cost of defending against them;

•	our ability to consummate significant acquisitions successfully;

•	the effects on us as a result of our industry’s complex accounting model;

•	the effect of the change in accounting method for our senior convertible notes;
and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2007, our Form 10-Q for the quarter ended July 31, 2008 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.